Exhibit 99.1

Affinity Media Announces Hotels At Home’s Third Quarter Results

New Program Launches Continue Business Momentum

New York, New York - January 23, 2008 - Affinity Media International Corp. (OTC:AFMI.ob), a special purpose acquisition company that previously announced a definitive agreement to acquire Hotels At Home, Inc., today announced that Hotels At Home has launched new in-room catalog and e-commerce programs for three leading hotel brands. The company also announced that revenue for the nine month period ending September 30, 2007 increased 23.3% over the comparable period in 2006.

The three new programs include Fairmont Hotels (www.fairmontstore.com), the largest luxury hotel company in North America; Homewood Suites (www.homewoodcollection.com), part of the Hilton family of brands; and L’auberge du lac Casino Resorts (www.shopldl.com), part of Pinnacle Entertainment Hotels. Each program allows hotel guests the unique opportunity to purchase items they have enjoyed during their stay, such as beds, linens, pillows, robes and more.

Hotels At Home’s total revenue for the nine months ended September 30, 2007 was $17,254,688, as compared to $13,989,704 for the comparable period in 2006, a 23.3% increase. Revenue from international operations, which include Canada and Europe, grew approximately 69.8% to $3,353,084 for the nine months ended September 30, 2007 from $1,974,808 in the same period of 2006.

Gross profit for the nine months ended September 30, 2007 was $10,869,809, a 20.7% increase over the $9,008,821 reported in the same period in 2006.

Pre-tax net income for the nine months ended September 30, 2007 was $2,258,522, a 26.8% increase from $1,780,691 reported in the same period of 2006.

Messrs. Peter Engel and Howard Cohl, CEO and President, respectively, of Affinity Media, noted, “We are pleased with the strong financial performance Hotels At Home delivered in the first nine months of 2007. These results are particularly impressive in light of the overall decline we have seen in the economy. Hotels at Home is an industry leader with healthy fundamentals and a solid record of both revenue growth and profitability. The company continues to benefit from outstanding relationships with leading hotel partners as validated by the recently launched programs with Fairmont Hotels, Homewood Suites, and L’auberge du lac Casino Resorts, which strengthens our belief that the combined resources of Affinity Media and Hotels At Home will enable us to deliver long-term value to shareholders.”

About Affinity Media International Corp.
Affinity Media International Corp. (OTC: AFMI.OB) (“Affinity Media”) is a publicly traded acquisition corporation focused solely on acquiring businesses in the publishing industry. Affinity Media raised gross proceeds of approximately $18.9 million through its IPO completed in June 2006 led by Maxim Group LLC. For more information please visit www.affinitymedia.net.

About Hotels At Home, Inc.
Hotels At Home, Inc. (“Hotels At Home”) is an industry leading publisher of in-room retail catalogues and hotel-branded e-commerce Web sites for luxury hotels and resorts worldwide. Founded in 2000, Hotels At Home has established partnerships with many of the world’s leading hotel brands, including Westin, Hilton, Sheraton, Sofitel, and the Waldorf Astoria, among others. Hotels At Home’s programs are available in approximately 2,400 properties representing over 500,000 rooms worldwide. Hotels At Home is headquartered in Fairfield, New Jersey, and maintains international operations in Paris, France and Toronto, Canada. For more information please visit www.hotelsathome.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Affinity Media, Hotels At Home and their combined business after completion of the proposed transaction. Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Affinity Media’s actual results could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward-looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Affinity Media’s filings with the Securities and Exchange Commission (SEC).

The forward-looking statements in this news release are made as of the date hereof, and neither Affinity Media nor Hotels At Home assumes any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Contacts:

Denise Roche (Investors)
Brainerd Communicators, Inc.
212-986-6667

Joe LoBello (Media)
Brainerd Communicators, Inc.
212-986-6667